Exhibit 10.2

November 20th, 2020

Jean Christophe Chopin

Route Suisse 251296 Coppet, Switzerland

Re: Appointment to CEO, Alkeon Creators Inc.

Dear Jean Christophe,

Alkeon Creators is pleased to offer you the position Chief Executive Officer (CEO) for Alkeon Creators Inc. based of Los Angeles California effective November 20th, 2020. In this Role you will report to the board of directors.

The Board has also approved your appointment to CEO, effective November 20th, 2020 with final compensation and other terms to approved by our Board before January 1, 2021.

We believe your experience, track record at Alkeon Creators Inc., your alignment with the Alkeon Creators Business, along with your natural leadership style will enable the execution of our strategy and shareholder value creation, in your new role.

The terms of your employment to CEO are as follows:

Compensation:

1. On the first raise of 5 M, based on a 20 M post money valuation. Having defined the new strategy, new end of 2021 budgets, sold to key partners, defined new BtoB and BtoC offers, BORN to CREATE evolution, hired new key talents :

- no salary, in order to protect the funds raised and budget in 2020

- no shares in order to protect new shareholders low and very attractive valuation despite favorable market conditions.

2. On the second raise of 10-20 M convert, and merger to make Alkeon a listed company on the OTC market in NY. After selecting the advisors and having completed the due diligence with NY expert law firm and internal teams.

- salary: 300 k USD year

- shares: 5% upon signature of 20 M raise convert on a 60 M valuation. 5% at the end of 2021 if 80% to 100% of the revenue plan is achieved.

Jean-Christophe Chopin
CEO

/s/ Jean-Christophe Chopin

Marlon Muller

/s/ Marlon Muller

Cansu Kucuk

/s/ Cansu Kucuk